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Ingersoll Rand Settles Oil for Food Matter with SEC and DOJ

Hamilton, Bermuda, October 31, 2007 — Ingersoll-Rand Company Limited (NYSE: IR) announced today that it has reached settlements with the U.S. Securities and Exchange Commission (SEC) and the U.S. Department of Justice (DOJ) relating to payments made by foreign subsidiaries in 2000-2003 in connection with the United Nations’ Oil For Food Program.

Under the terms of the settlements, the company will pay a total of $6.7 million in penalties, interest and disgorgement of profits. The company has consented to the entry of a civil injunction in the SEC action and has entered into a three-year deferred prosecution agreement with the DOJ. Under both settlements, the company will implement improvements to its compliance program.

The company takes this matter - and all compliance matters - very seriously. Certain individuals who were involved with this matter have been terminated. The Government noted that the company thoroughly cooperated with the investigation, that the company had conducted its own complete investigation of the conduct at issue, promptly and thoroughly reported its findings to them, and took prompt remedial measures. Ingersoll Rand is committed to conducting business around the globe with the highest ethical standards.

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Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.